Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables
SC TO-I
(Form Type)
Nuveen Churchill Private Capital Income Fund
(Name of Issuer)
Nuveen Churchill Private Capital Income Fund
(Name of Person(s) Filing Statement)
Table 1: Transaction Valuation

	Transaction Valuation	Fee rate	Amount of Filing Fee
Fees to Be Paid	$17,941,471.20 (1)	0.00014760	$2,652.59 (2)
Fees Previously Paid	$—		$—
Total Transaction Valuation	$17,971,471.20
Total Fees Due for Filing			$2,652.59
Total Fees Previously Paid			$—
Total Fee Offsets			$—
Net Fee Due			$2,652.59

(1)The transaction value is calculated as the aggregate maximum purchase price for Class I shares of beneficial interest (the “Class I Shares”), Class S shares of beneficial interest (the "Class D Shares" and together with the Class I Shares and Class S Shares, the "Shares") of Nuveen Churchill Private Capital Income Fund (the “Fund”), based upon the net asset value per Class I Share, Class S Share, and Class D Share as of December 31, 2023 of $24.73, $24.69, and $24.73, respectively. This amount is based upon the offer to purchase up to 717,424 Share.
(2)Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended.